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                                                                   EXHIBIT 10.27

                        LICENSE AND DEVELOPMENT AGREEMENT
                         FOR SPECIFIC MEDICAL TECHNOLOGY
                    FOR THE DETECTION OF ONCOGENIC HPV VIRUS

         This Agreement, effective as of this 23rd day of June, 2000, by and between INVIRION, a United States corporation organized and existing under the laws of the State of Illinois, having a place of business at 2350 Pilgrim Highway, Frankfort, Michigan 49635 (hereinafter "Invirion") and AMPERSAND MEDICAL CORPORATION, a Delaware corporation, having a place of business at 414 North Orleans, Chicago, Illinois 60610 (hereinafter "Ampersand").

         WHEREAS, Invirion possesses, and Ampersand recognizes and acknowledges, that Invirion has developed and possesses extensive technical information and knowledge, is able to provide certain technical assistance and services, and is the owner of medical technology; all relating to viral detection concerning human papilloma virus ("HPV") using a unique and proprietary in-vitro hybridization technique and marker(s); and

         WHEREAS, Ampersand desires to acquire and Invirion is willing to grant, transmit to and provide Ampersand the medical technology, technical assistance, technical information and knowledge and services as hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, it is hereby agreed as follows:


                            ARTICLE I -- DEFINITIONS

         As used herein unless the context otherwise requires:

         1.1 "MEDICAL TECHNOLOGY" means technical information or knowledge now possessed by Invirion, including information heretofore disclosed to Ampersand in anticipation of this Agreement, relating only to a HPV detection method using fluorescence oligonucleotide

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detection with simultaneous antibody staining and an identification of the necessary reagent or reagents to perform the HPV detection.

         1.2 "PRODUCT" means any probes, markers, formulations, chemicals, compounds, reagents, procedures, processes, methods, tests, formulas, and processing or devices designed, made, assembled, converted, processed, used or sold by Ampersand for use in utilizing, in accordance with, or embodying said MEDICAL TECHNOLOGY.

         1.3 "NET SALES" means the total price invoiced or received, for any test performed or product made, sold, or produced to Ampersand's customers less charges for transportation and packaging, taxes, commissions, with credit given for return.


                            ARTICLE II -- LICENSE GRANT

         2.1 Invirion grants to Ampersand the worldwide and exclusive right and license to assemble, make, convert, process, use, and sell PRODUCT utilizing the MEDICAL TECHNOLOGY.

         2.2 Except as specifically provided herein, no right or license is granted hereby, by implication or otherwise, under any patent, patent application, technical information, know-how, trade secret, medical technology, copyright, trademark, trademark application or registration or trade name of Invirion. Specifically excluded from this Agreement is any technology owned, developed, or created by Invirion concerning other viral detection products and related products.

         2.3 No right or license is granted by Ampersand to Invirion or by implication for any patent, patent application, technical information, know-how, trade secret, medical technology, copyright, trademark, trademark application or registration or trade name owned by Ampersand.

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                        ARTICLE III -- ROYALTY & PAYMENTS

         3.1 Ampersand agrees to pay Invirion a license fee of five hundred thousand dollars ($500,000), in addition to the funds set forth in the Development Agreement set forth in Exhibit A, which is incorporated herein by reference, as follows according to the following benchmarks:

         1. an initial payment of $100,000 upon the execution of the Agreement, and upon confirmation by Ampersand's attorneys that:

             (a) Invirion technology is not in violation and/or
                 conflict with any known third party's patents and,

             (b) that Invirion has full ownership of such medical technology
                 (See Paragraph 9.2 below); and

             (c) Invirion shall also deliver to Ampersand a formulation with sample of a HPV cocktail containing approximately 400 probes.

         2. $150,000 after Invirion provides Ampersand with an HPV probe containing less than 200 different probes that is capable of detecting all known oncogenic serotypes. Upon the completion of this benchmark, Ampersand will also deliver to Invirion a warrant to purchase 150,000 shares of Ampersand stock. A copy of the warrant and its terms and conditions is attached hereto as Exhibit B, which are incorporated herein by reference.

         3. $150,000 after Invirion provides Ampersand with a new HPV probe that detects HPV in Caski cells.

         4. $100,000 after Invirion demonstrates that the new HPV probe format is compatible with Ampersand's detection equipment and provides Ampersand with complete documentation required for regulatory compliance. Upon the completion of this

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             benchmark, Ampersand will also deliver to Invirion a warrant to purchase 150,000 shares of Ampersand stock. A copy of the warrant and its terms and conditions is attached hereto as Exhibit C, which are incorporated herein by reference.

         A description of the work to be performed, a specification for implementing HPV detection, and a time line setting forth the completion dates for the above referenced benchmarks is set forth in the attached Exhibit D.

         3.2 In the event that Ampersand is sold or merged with another entity, or Ampersand's rights in the License Agreement are assigned, transferred, or conveyed to another entity, the warrants identified in Exhibits B and C shall fully vest to Invirion.

         3.3 A royalty of seven percent (7%) on NET SALES received by Ampersand of HPV related products using the MEDICAL TECHNOLOGY. In the event that Invirion is late in meeting the benchmarks set forth above, for each two month period that lapses the royalty rate set forth in paragraph 3.3 shall be reduced by one quarter percent (1/4%). This penalty shall not be assessed if Invirion establishes that the delay is the result of or is caused by circumstances beyond its control.

                        ARTICLE IV -- RECORDS AND REPORTS

         4.1 Ampersand shall keep complete and proper records of all said PRODUCTS assembled, converted, processed, made, used, sold or sold for use or otherwise used or disposed of or transferred by Ampersand with credit shown for returns for which credit is given to customers as well as all tests performed, such records to show separately the quantity of PRODUCTS assembled, made, converted, processed for or sold to each customer or otherwise used or disposed of as well as tests performed, net price totals, all amounts invoiced for or associated with or related to any processing or processing charge and the date of invoice and shipment. Sales shall be considered as

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made on the date of invoice or shipment, whichever shall first occur. On or before the last day of January, April, July and October of each year during the term hereof and the thirtieth (30th) day after termination hereof, Ampersand shall send Invirion a report, in writing, certified by the chief financial officer of Ampersand as to its correctness, showing separately the Net Sales or Process Charge of said PRODUCT assembled, converted, processed, made, used, sold or otherwise used or disposed of or transferred by Ampersand under or utilizing rights granted hereunder and computing the amount due Invirion for the preceding calendar quarter. Unless Ampersand shall be otherwise directed in writing by Invirion, each such report shall be accompanied by the proper amount then payable to Invirion as shown in such report.

         4.2 Invirion shall have the right, during reasonable business hours, to have the correctness of any such report audited, at its expense, by an independent public accountant chosen by Invirion who shall examine Ampersand's records only on material pertinent to this Agreement. Such records of Ampersand shall be kept available by Ampersand for at least four (4) years after termination of the calendar year in which they are made.

         4.3 Unless Ampersand shall be otherwise directed in writing by Invirion, all payments called for under this Agreement shall be in United States currency payable to Invirion (to an account from time to time identified by Invirion in writing) without deduction for taxes of any kind.

         4.4 Ampersand shall pay Invirion interest at the rate of ten percent (10%) per annum compounded quarterly on any remuneration that is more than forty-five (45) days overdue hereunder from the earliest date such payment is due to the date of payment. This interest payment shall be in addition to any other remedy provided by Invirion by law or this Agreement.

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                        ARTICLE V -- TECHNICAL ASSISTANCE

         5.1 Ampersand agrees that said MEDICAL TECHNOLOGY is confidential and agrees not to disclose or use said MEDICAL TECHNOLOGY to the extent that it is not generally known, in the trade, except to the extent provided or required by the applicable laws.

         5.2 Invirion shall retain and own the rights in any improvements conceived, introduced, or developed relating to the PRODUCTS and/or MEDICAL TECHNOLOGY relating to non-HPV technology and Ampersand shall be the owner of all rights concerning HPV technology.

         5.3 All expenses and research necessary to complete the benchmarks set forth in Paragraph 3.1 will be at Invirion's expense. Invirion also agrees to provide Ampersand with bi-monthly status reports as to the progress made with respect to the benchmarks set forth in Paragraph 3.1.

                               ARTICLE VI -- TERM AND TERMINATION

         6.1 As to all grants, obligations and provisions relating to said MEDICAL TECHNOLOGY, this Agreement shall continue in full force and effect, unless otherwise provided or sooner terminated as herein provided.

         6.2 Invirion may terminate this Agreement forthwith upon written notice to Ampersand if:

         (1) Ampersand remains in default in making any payment or report required hereunder, or fails to comply with any other provision hereof for a period of thirty (30) days after written notice of such default or failure is given by Invirion to Ampersand.

         (2) Ampersand shall become insolvent, make an assignment for the benefit of creditors

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             or the like, or commit any act of bankruptcy or the like, or if any order for the compulsory liquidation, reorganization or the like of Ampersand shall be made by any court, governmental agency or the like.

         6.3 Any termination of this Agreement shall not relieve Ampersand of liability for any payments accrued prior to the effective date of such termination, or for any payments on PRODUCT manufactured, used or sold under this Agreement prior to the effective date of such termination and sold thereafter.

         6.4 Upon termination for breach by Ampersand or otherwise pursuant to
Section 7.2, Ampersand shall have no right or license in or to said MEDICAL TECHNOLOGY and hereby agrees to cease and desist using said MEDICAL TECHNOLOGY.

                             ARTICLE VII -- ASSIGNMENT

         7.1 This Agreement may, at any time, be assigned by Invirion without such assignment operating to terminate, impair or in any way change any of the obligations or rights which Ampersand would have had, or any of the obligations or rights which Invirion would have had if such assignment had not occurred, From, and after, the making of any such assignment by Invirion, the assignee shall be substituted for Invirion as a party hereto and Invirion shall no longer be bound hereby. The Agreement may not be assigned to a competitor of Ampersand's.

         7.2 This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of both parties.

                           ARTICLE VIII -- MISCELLANEOUS

         8.1 All notices or communications which either party may desire, or be required, to give to the other shall be in writing and shall be deemed to have been duly served if and when forwarded

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by registered or certified mail to such address as shall have been designated by notice from the addressee for addressing of notices to it, or if no such designation shall have been made, then to the address of the party appearing above.
         8.2 The failure to act upon any default hereunder shall not be deemed to constitute a waiver of such default.

         8.3 The validity, legality and enforceability of any provision hereof shall not be affected or impaired in any way by any holding that any other provision contained herein is invalid, illegal or unenforceable in any respect.

         8.4 All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or several arbitrators appointed according to said Rules. The arbitrator(s) shall apply substantive State of Illinois (USA) law to any dispute in accordance with international conventions. The arbitration shall take place in the State of Illinois (USA).

                       ARTICLE IX -- INDEMNIFICATION AND WARRANTY

         9.1 Ampersand hereby releases and agrees to hold Invirion harmless and indemnify and defend Invirion from any and all claims, including, but not limited to, product liability claims, actions, losses, damages and liability resulting from or arising out of the manufacture, use or sale by Ampersand of the PRODUCT.

         9.2 To the best of Invirion's knowledge and belief, the manufacture, use, and sale of the PRODUCTS and/or MEDICAL TECHNOLOGY will not infringe any valid and enforceable patents owned by others and that it is the lawful owner of the MEDICAL TECHNOLOGY and has the full right to transfer and/or convey the MEDICAL TECHNOLOGY to Ampersand free from any claims from others.

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         IN WITNESS WHEREOF, the parties have executed Agreement as of the date first written


INVIRION CORPORATION

By: ______________________________

Dated:____________________________


AMPERSAND MEDICAL CORPORATION

By: _____________________________

Dated: __________________________


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